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EXHIBIT 21.1

Subsidiaries of 2U, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
2U HK LLC	Delaware
2U Harkins Road LLC	Delaware
2U NYC, LLC	Delaware

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  EXHIBIT 21.1
Subsidiaries of 2U, Inc.